SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.           )

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BCB Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)
Committee for Sound Corporate Governance
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE COMMITTEE FOR SOUND CORPORATE GOVERNANCE
7 East 41st Street, Bayonne, NJ 07002

May 4, 2004

Dear Fellow BCB Shareholder:

When it comes to running a publicly-held company like BCB Bancorp, how you do things is as important as what you do.

That is why we decided to run an alternative slate of directors who are committed to the principles of sound corporate governance and committed to our community.

As we have said, this was not an easy decision. But when we learned that a member of BCB Management—a Director and an Officer—secretly approached Pamrapo Savings Bank to discuss the merger or sale of our bank, we knew we had to take action.

The facts are now in the open:

  •
  On April 24, the Jersey Journal reported that one of BCB's officers met with Pamrapo's chief financial officer about the prospect of combining the banks.

  •
  The officer in question was Vice President and CFO Thomas Coughlin. Mr. Coughlin arranged this meeting with Pamrapo Bank and offered non-public information in an effort to sell BCB. Mr. Coughlin's meeting and his disclosure of this information was kept from the full board. This behavior runs counter to every principle of good corporate governance.

Remember, no one person can sell BCB. BCB belongs to you, the shareholders, and only the shareholders have the power to approve a sale of the bank.

        The fact that the management nominees then used their majority power to reduce the size of the board and eliminate board members who questioned their actions calls into question their commitment to sound corporate governance and their obligation to act solely on behalf of you, the shareholder.

This is why Mickey McCabe showed the leadership as chairman, along with the seven other board members, to form the Green Slate to protect your shareholder's interest.

We could have remained quiet and continued to be paid as Directors. But the faith you placed in us is far more important than our personal finances.

We live in Bayonne. We've built businesses in Bayonne. We've committed our careers to serving the citizens of Bayonne. We want a bank with the same commitment.

And we hope we can depend on your support.

If you have voted the white proxy but wish to support all nominees on the Green Proxy, please sign the enclosed Green Proxy card. AND PLEASE NOTE, because the election is next week—DO NOT MAIL—please call 201-436-1886 and a courier will pick up your proxy card before May 11, 2004. You may also drop off your proxy card at 878 Broadway (corner of 41st Street).

Sincerely,

The Committee for Sound Corporate Governance

Donald S. Cymbor Robert G. Doria Susan Ferraro Phyllis W. Garelick	John J. Hughes Virginia Boele Kemp Gary R. Maita Michael Masone H. Mickey McCabe	Kenneth R. Poesl Henry Sanchez Mark A. Smith Joseph Tagliareni